Exhibit 10.3

CERTAIN APPENDIXES HAVE BEEN OMITTED PURSUANT TO ITEM 601(a)(5) OF REGULATION S-K. THE COMPANY AGREES TO FILE SUPPLEMENTALLY TO THE COMMISSION A COPY OF ANY OMITTED APPENDIX, UPON REQUEST. OMITTED APPENDIXES ARE REPRESENTED BY A [*].

CLINICAL TRIAL AGREEMENT

PROTOCOL NUMBER: TQ-BA-2024-1 (NCT06207370)

PROTOCOL TITLE: “Double-blind Placebo-controlled Study to Assess the Safety and Efficacy of Oral Tafenoquine plus Standard of Care versus Placebo plus Standard of Care in Patients Hospitalized for Babesiosis”

Tufts Medicine, Inc.

800 Washington Street

Boston, MA 02111

United States

(“INSTITUTION”)

and

60 Degrees Pharmaceuticals, Inc

1025 Connecticut Ave NW, Suite 1000

Washington DC, United States, 20036

(“SPONSOR”)

Table of Contents

Table of Contents

1.	Performance of Study	3
2.	Study Drug, Storage and Return, and Equipment	7
3.	Payments	8
4.	Term and Termination	9
5.	Confidentiality	10
6.	Publications	12
7.	Intellectual Property	13
8.	Warranty
9.	Study Results, Records and Audits	16
10.	Indemnification	17
11.	Insurance	19
12.	Miscellaneous	19

SPONSOR NAME	Page 2 of 26	CONFIDENTIAL
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This Clinical Trial Agreement (this “Agreement”) is effective as of the last date of signature (the “Effective Date”) and sets forth certain agreements by and between 60 DEGREES PHARMACEUTICALS, INC , having its principal place of business at 1025 Connecticut Ave NW, Washington DC, 20036 (“Sponsor”), and TUFTS MEDICINE, INC., a Massachusetts not-for-profit corporation, on behalf of its affiliates, including but not limited to, Tufts Medical Center, Inc., Lowell General Hospital, MelroseWakefield Healthcare, and Home Health Foundation, with a principal place of business at 800 Washington Street, Boston, MA 02111INSTITUTION ADDRESS (hereinafter referred to as “Institution”). The persons executing this Agreement hereby represent that they are authorized to do so for and on behalf of the above-named companies and organizations.

WHEREAS, Sponsor and Institution are hereinafter referred to individually as “Party” and collectively as “Parties;” and

WHEREAS, Sponsor is arranging to use Institution as a clinical trial site to clinically conduct the study pursuant to the Protocol (as defined in Article 1 below) (the “Study”); and

WHEREAS, ############# (the “Investigator”) acknowledges having read and understood the Protocol and any documents appended to the Protocol, as well as this Agreement; and

WHEREAS, Sponsor has contracted with Fast Track Drugs and Biologics LLC., a Maryland corporation with offices located at 20010 Fisher Avenue Suite G, Poolesville, MD, 20837 (“CRO”) to coordinate and/or perform certain activities as its clinical research organization including, but not limited to, regulatory activities, monitoring, site initiation and close-out visits, data analysis and audits required for the conduct of the Study.

NOW, THEREFORE, the Parties, in consideration of the mutual certifications, representations, and promises contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, have entered into this Agreement and do specifically agree as follows:

1. Performance of Study

1.1 Study Protocol. The scope and nature of the clinical trial to be performed will be in strict accordance with the Protocol, including Protocol Number TQ-BA-2024-1 (NCT06207370) entitled, “Double-blind Placebo-controlled Study to Assess the Safety and Efficacy of Oral Tafenoquine plus Standard of Care versus Placebo plus Standard of Care in Patients Hospitalized for Babesiosis”, and any subsequent amendments thereto, referenced and incorporated herein (the “Protocol”). The Protocol fully details the clinical research activities and responsibilities to be undertaken, pursued, and followed with all due diligence by Institution, through the Investigator. The Protocol will be considered final after it is signed by the Sponsor and approved by the pertinent Institutional Review Board (“IRB”). Thereafter, the Protocol may be amended only by the Sponsor and subsequent approval by the IRB. A copy of the signed Statement of Investigator (FDA Form 1572) or Investigator Agreement for medical device studies, the Protocol and any Protocol amendments will be maintained in the Investigator’s Study files.

SPONSOR NAME	Page 3 of 26	CONFIDENTIAL
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1.2 Conduct of Study. Subject to approval of the Study as described herein, Institution, through the Investigator, agrees to conduct the Study in strict compliance with the Protocol, this Agreement and any amendments thereto, any and all applicable federal, state, and local laws, regulations, good clinical practices, all reasonable written instructions of the Sponsor or its designee (e.g. CRO) and any other relevant professional standards, with the prior approval and ongoing review of all appropriate and necessary review authorities, including the IRB. Investigator also agrees specifically to conduct the Study in accordance with the Statement of Investigator, FDA Form 1572 (or Investigator Agreement for medical device studies), which Investigator has completed, signed, and delivered to Sponsor prior to the commencement of the Study at the Investigator’s site. Sponsor shall comply with all-applicable federal, state and local laws and regulations in the performance of its activities relating to the Study, and shall obtain all approvals and consents required in connection with such activities. Sponsor shall conduct such Study-related activities in a manner consistent with the informed consents and all other applicable consents. The Institution and Investigator each further agrees that in the performance of the Study, they shall:

(a)	Exercise independent medical judgment as to the compatibility of each Study participant with Protocol requirements (applicable to Investigator only);

(b)	Obtain a signed informed consent form (in a form approved by Sponsor) from each Study participant or his/her legally authorized representative and his/her caregiver in accordance with the Protocol, which has been approved by the IRB and Sponsor in accordance with 21 CFR §56, et. seq., or any successor thereto;

(c)	Properly perform and direct or administer the Study in accordance with the Protocol, the applicable laws and regulations, the guideline published by the U.S. Food and Drug Administration (“FDA”) entitled, “Good Clinical Practices, Consolidated Guideline” as amended from time to time, and the other requirements as set forth therein, including ISO 14155:2020 for medical device studies, if applicable;

(d)	Review all Study participant case report forms (hereinafter “CRFs”) to assure their accuracy and completeness, and assist Sponsor’s representatives and clinical monitors upon request in promptly resolving any discrepancies or errors on CRFs and in performing random audits of original patient records, laboratory reports, or other raw data sources underlying data recorded on the CRFs;

(e)	Submit all data and information, and undertake all activities, so that the timeline as defined in the schedule of assessments set forth in the Protocol and this Agreement are strictly met;

SPONSOR NAME	Page 4 of 26	CONFIDENTIAL
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(f)	Notify Sponsor and the IRB promptly of any failures to comply with the Protocol;

(g)	Maintain records of Study participant identification, clinical observations, laboratory tests, and drug receipt, storage, return and disposition as specified in the Protocol;

(h)	Provide all reasonable cooperation with Sponsor and its designee in all of their efforts to monitor the Study;

(i)	Pursuant to 21 CFR §312.66, assure that the IRB will comply with the requirements of 21 CFR §56, et. Seq.;

(j)	Perform the research in relation to the Study with reasonable care, diligence and skill and ensure that personnel engaged by it in the provision of such Study services are competent and have appropriate professional qualifications, training and experience; and

(k)	Upon request from Sponsor, Investigator will update his/her financial disclosure form in a timely matter one (1) year after Study completion.

1.3 Participating Staff. The Study shall be conducted under the immediate direction of the Investigator. Institution and Investigator shall ensure that all Staff personally perform their assigned Study tasks, as indicated in the Protocol and in accordance with this Agreement. Investigator shall qualify such personnel and oversee their work. Investigator may have one or more sub-investigator(s) work on the Study; provided, however, that Investigator is responsible for all work conducted by sub-investigator. Any such sub-investigator shall be subject to all of the terms and conditions of this Agreement, including all obligations of Investigator. No sub-investigator may work on the Study unless he or she is qualified through experience and training to conduct clinical studies and agrees to be involved through completion of the Study. The sub-investigator’s name shall appear in the appropriate space on the FDA Form 1572 or Investigator Agreement for medical device studies. Notwithstanding the foregoing, Sponsor may disapprove any proposed sub-investigator within five (5) days of submission of FDA Form 1572 or Investigator Agreement for medical device studies. For purposes of this Agreement, “Staff” shall mean all Institution personnel including, but not limited to, researchers, investigators, sub-investigators, study coordinators, professional staff, and any other person performing research and/or services related to the Study on behalf of Institution, or to whom Institution provides access to Study materials or study drug (“Study Drug”).

1.4 Third Parties Staff. Investigator shall ensure that any third-party personnel working, directly or indirectly, on the Study shall be competent, have appropriate professional qualifications, training and experience, and are bound by obligations of confidentiality and non-use with respect to Confidential Information (as defined by this Agreement) that are at least as restrictive as the obligations of confidentiality and non-use imposed by this Agreement. Investigator shall qualify such personnel and oversee their work.

SPONSOR NAME	Page 5 of 26	CONFIDENTIAL
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1.5 Replacement of Investigator. In addition to any other remedy which may be available to Sponsor, in the event Investigator becomes either unwilling or unable to perform the duties required by this Agreement, Institution shall promptly notify Sponsor of such circumstance. In addition, upon request by Sponsor, Institution will cooperate, in good faith and expeditiously, to find a replacement Investigator acceptable to Sponsor. Institution’s and Investigator’s cooperation in finding an acceptable replacement does not negate their obligations under this Agreement or by law or regulation.

1.6 Notification of Adverse Events. Investigator shall promptly notify Sponsor and the Institution’s IRB in writing of any serious adverse drug experience within twenty-four (24) hours of learning of the event. For serious adverse drug experiences, Institution and Investigator shall assist in the investigation of the medical circumstances and shall provide Sponsor with all requested information so that Sponsor can submit any required IND Safety Report to FDA within fifteen (15) days of its initial receipt of the information. For fatal or life-threatening experiences, Institution and Investigator shall provide Sponsor with all requested information so that Sponsor can submit any required Telephone and Facsimile Transmittal Safety Report to FDA within seven (7) days of its initial receipt of the information. Investigator shall follow-up with any Study participant who experienced an adverse drug experience and continue to provide Sponsor with updates.

1.7 Protocol Deviation. Prospective Protocol waivers or prospective Protocol deviations will not be granted by Sponsor under any circumstance. Deviations from the Protocol which are medically necessary for a Study participant’s health, welfare, or safety in cases of emergency are not considered failure to comply with the Protocol. If, during the course of a Study participant’s post-randomization participation in the Study, it is discovered that the Study participant did not meet all eligibility criteria, s/he will be discontinued, unless the discontinuation presents an unacceptable medical risk. The justification to allow the Study participant to continue in the Study will be made by the Sponsor, with medical input from the Investigator, and will be documented.   If the Study participant is allowed to remain in the Study, this will be reported as a major Protocol deviation and not a waiver. All follow-up safety assessments must be completed and documented as outlined in the Protocol. Other Protocol deviations will be tracked and corrective measures will be put in place to prevent such deviations from being repeated.

1.8 Data and Safety Monitoring Plan and Reports Material Subject Information. If Sponsor is responsible for the data and safety monitoring for the Study, Sponsor will comply with such data and safety monitoring plan for the Study as approved by Institution’s IRB. Such data and safety monitoring plan will include information about the provision of monitoring reports, including urgent and routine reports, or other pertinent determinations from the monitoring to the Investigator. Such plan shall specify the respective timeframes for providing routine and urgent data and safety monitoring reports to the Investigator. Without limiting the foregoing, Sponsor agrees to notify Investigator in writing promptly (no later than 30 days) of information (such as Study results or findings from a Study monitoring visit), including results obtained for a period of two (2) years after completion or closure of the Study that could affect the safety or medical care of subjects who were at any point enrolled in the Study, influence the conduct of the Study, or alter the IRB’s approval. Sponsor and Institution shall comply with, and nothing herein shall limit, their respective reporting requirements to regulatory authorities, including, for example, the Food and Drug Administration, the Office for Human Research Protections, and others as required. Institution, through the Investigator and/or IRB as appropriate, shall be responsible for informing subjects of the above important information they learn from Sponsor in accordance with the IRB-approved informed consent form and Sponsor shall not contact them.  No other provision of this Agreement shall be construed to override the provisions of this Section 1.8.

SPONSOR NAME	Page 6 of 26	CONFIDENTIAL
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2. Study Drug, Storage and Return, and Equipment

2.1 Study Drug. Sponsor shall provide Institution, at no charge, with such quantities of the Study Drug, comparator products, and materials as may be required for the Study. Investigator shall use the Study Drug only pursuant to and in accordance with the Protocol and this Agreement, and for no other purpose. Institution and Investigator shall notify Sponsor and Institution’s IRB regarding any use of the Study Drug without obtaining informed consent as soon as possible, but no later than five (5) business days after such use. Any use of the Study Drug other than as specified in the Protocol shall constitute a material breach of this Agreement. Sponsor represents and warrants that it is in compliance with federal, state, and local legal requirements relating to the manufacture and formulation of any investigational (or unlicensed or unapproved) drug and related material and other applicable legal requirements.

2.2 Storage. Institution and Investigator shall keep all Study Drug in a locked, secured area at all times, within the temperatures required in the Protocol for storage of the Study Drug and maintain complete, up-to-date records showing receipt of shipments of the Study Drug, dispensing and accountability of the Study Drug and/or Study Device, and returns of the Study Drug as required by the Protocol, applicable federal, state, and local laws, regulations, and guidelines. Furthermore, Investigator shall store all Study Drug in either a central pharmacy where a qualified pharmacist supervises dispensing, or in a restricted area and dispensed under the direct supervision of Investigator.

2.3 Equipment. Sponsor may provide, or arrange for a vendor to provide, certain equipment, if applicable, for use by Investigator and Staff during the conduct of the Study (“Equipment”). During the term of this Agreement, Investigator and Staff may use the Equipment only for purposes of this Study in accordance with the Protocol. Until the termination of this Agreement, this Equipment remains the property of Sponsor or the respective vendor that has provided the Equipment, as applicable. The Equipment shall be returned upon request by Sponsor, to Sponsor or the vendor, promptly upon early termination of this Agreement or at the completion of the Study. Institution and/or Investigator agree to return the Equipment in the manner directed by Sponsor or the vendor in substantially the same condition as when received by Institution and/or Investigator, minus reasonable wear and tear. Institution agrees to be financially responsible to cover any loss or destruction to Equipment while in Institution’s and Investigator’s care, which exceeds ordinary wear and tear and/or lacks a reasonable causal relationship to proper performance of the Study. Institution and Investigator further agree that unless otherwise authorized in writing by Sponsor, Institution and Investigator will not alter the Equipment in any way nor install any components or software, if applicable. Any software provided to Institution and/or Investigator may not be duplicated. Sponsor shall not have any liability for damages of any sort, including personal injury or property damage, resulting from the use of Equipment except to the extent that such damages were caused by the gross negligence or willful misconduct of Sponsor.

SPONSOR NAME	Page 7 of 26	CONFIDENTIAL
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2.4 Return of Study Drug and Sponsor Property. Upon completion of the Study or earlier termination of this Agreement, all unused Study Drug, devices, Equipment, and related materials and all copies of Confidential Information, including Sponsor Technology (as defined below), that were furnished to Investigator shall be returned to Sponsor, except for one copy to allow Institution to monitor its obligations under this Agreement, and any record copies which the Investigator is required to retain by law or regulation. Regarding all unused Study Drug, the Investigator shall, upon the written direction and approval of Sponsor, either (i) return all such material back to the Sponsor at Sponsor’s expense; (ii) destroy, at the site where the Study is being conducted, such material in a manner that does not expose humans to risk from the compound or drug and according to applicable laws and regulations; or (iii) dispose of such materials in another method that that does not expose humans to risk from the compound or drug. In cases of (ii) or (iii), a certificate of destruction/disposition shall be sent to Sponsor upon such action.

3. Payments

3.1 In consideration for performance of the Study, Sponsor will pay the Party identified as “Payee” in accordance with the Payment Schedule attached as Appendix I (“Payment Schedule”) and the Budget attached as Appendix II (“Budget”), and each made a part hereof. The Parties acknowledge that the Payee is the appropriate payee under this Agreement and that the Payee is authorized to receive all the payments for the research performed under this Agreement. If the Investigator is not the Payee, then the Payee’s obligation to reimburse the Investigator will be determined by a separate agreement between Investigator and Payee, which may involve different payment amounts and different payment intervals than the payments made by Sponsor to the Payee. Investigator acknowledges that if Investigator is not the Payee, Sponsor will not pay Investigator even if the Payee fails to reimburse Investigator. The Budget may be modified only upon the prior written consent of the Parties. Each Institution and Investigator acknowledges and agrees that the Payment Schedule and Budget includes Sponsor’s entire payment obligation for the performance of the Study pursuant to this Agreement. CRO may process payments to the Payee on behalf of the Sponsor.

3.2 Institution and Investigator agree that their judgment with respect to the advice and care of each Study participant will not be affected by the compensation they receive from this Agreement, that such compensation does not exceed the fair market value of the research they are providing, and that no payments are being provided to them for the purpose of inducing them to purchase or prescribe any drugs, devices or products. If the Sponsor provides any free products or items for use in the Study, Institution and Investigator agree that they will not knowingly bill any Study participant, insurer or governmental agency, or any other third party, for such free products or items. Institution and Investigator agree that they will not knowingly bill any Study participant, insurer, or governmental agency for any visits, services or expenses incurred during the Study for which they have received compensation from Sponsor, or which are not part of the ordinary care they would normally provide for the Study participant.

SPONSOR NAME	Page 8 of 26	CONFIDENTIAL
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3.3 Investigator and Institution each acknowledge that Payee is accepting tax liability for the research performed under this Agreement. The Payee information needs to be completed below and on an IRS Form W-9 and returned to Sponsor for the Agreement to be effective. This information will be used for preparation of Federal Form 1099 which will be issued to Payee documenting the payments made to the Payee in each calendar year.

4. Term and Termination

4.1 Term. The term of this Agreement shall begin upon the Effective Date. Unless terminated earlier, this Agreement will terminate when (a) Institution has submitted all CRFs to Sponsor, has resolved all data clarification queries, has submitted the closeout report to the IRB and Sponsor, has returned all Equipment and Study materials to Sponsor, and has met all other close-out obligations; and (b) all payments, reimbursements and refunds have been made.

4.2 Termination by Sponsor. This Agreement may be terminated by Sponsor at any time for any reason upon written notice to Institution and Investigator.

4.3 Termination by Institution. This Agreement may be terminated by the Institution upon prior written notice to Sponsor if the authorization and approval to conduct the Study in the United States is withdrawn by the FDA. or immediately if necessary to protect the health, welfare or safety of any Study subject.

4.4 Effect of Termination. In the event of expiry or termination of this Agreement for any reason, Institution and Investigator shall, and shall procure, the prompt return to Sponsor of all Confidential Information, Equipment and Inventions (as defined herein) provided to Institution or Investigator or generated by Institution or Investigator in connection with the provision of the Study research. The Institution and Investigator may retain only the relevant Study information and data to the extent and for the duration required by applicable law or regulation, and one copy to allow Institution to monitor its obligations under this Agreement,. Investigator shall (i) use all reasonable efforts to conclude research on the Study, (ii) stop enrollment of Study participants, (iii) not incur additional expenses, or enter into any further commitments with regard to the Study after receiving or providing a notice of termination, and (iv) reasonably cooperate with the Sponsor and its designee to allow for a close-out site visit. In the event of termination, the sum payable under this Agreement shall be limited to prorated fees based on actual research performed pursuant to the Protocol as determined in accordance with the Budget, and/or obligations incurred in accordance with the Study budget that cannot be cancelled or mitigated by the Institution using reasonable efforts, and/or reasonable costs incurred in connection with the safe withdrawal of Study subjects from the Study. Such payment shall be paid upon satisfaction of all outstanding obligations of Investigator and Institution, including, but not limited to, return of all Equipment and Study materials to Sponsor. Institution will be entitled to payment for non-cancelable Study participant-related expenses only if properly substantiated, reasonably incurred in accordance with the Study through the date of termination and within the Budget. Any funds not due to Institution but already paid to Institution shall be returned to CRO and Sponsor by the earlier of thirty (30) days from the Institution close-out visit or from the notice of termination.

SPONSOR NAME	Page 9 of 26	CONFIDENTIAL
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5. Confidentiality

5.1 All information, including, but not limited to, documents, descriptions, data, CRFs, photographs, videos and instructions, Study Drug, materials and information derived from patient specimens, Sponsor Technology (as defined in Article 7 below) and Confidential Information (as defined below), provided to or made available to Institution or Investigator by Sponsor or its agents (whether verbal, written or electronic) or generated by Institution, Investigator or their respective Staff, shall be the property of Sponsor.

5.2. “Confidential Information” means all information, material or data related to the Study, including Sponsor Technology, whether provided by or on behalf of Sponsor (either before or after execution of this Agreement), or developed for Sponsor, or generated by Institution and/or Investigator in accordance with this Agreement, whether in writing, electronic, oral or visual transmission, including without limitation, any information and data concerning the Study Drug and/or Study Device, Study results, reports, Study strategies, the existence or terms of the Protocol or this Agreement, exclusive of patient medical records. For the avoidance of doubt, Study data / results shall not be deemed Confidential Information at the time of publication, in accordance with Article 6 herein.

5.3 Investigator and Institution shall maintain in strict confidence all of the Confidential Information, including the Sponsor Technology, and not disclose or disseminate to any third party or use for any purpose other than the performance of the Study any of the same. Such Confidential Information, including the Sponsor Technology, shall remain the confidential and proprietary property of Sponsor, and shall be disclosed only on a need-to-know basis and only to the Investigator and his/her Staff who have a need to know such Confidential Information for the purposes of performing the Study according to this Agreement and the Protocol who are bound by confidentiality terms at least as strict as those herein (individually, a “Required Disclosee”). Investigator and Institution will inform and advise each Required Disclosee of the obligations under this Agreement with respect to the Confidential Information and each Required Disclosee shall be bound by such obligations in a like fashion.

5.4 Investigator and Institution each shall use the same degree of care to protect the Confidential Information as it uses to protect its own confidential information, but in no event less than a reasonable amount of care. Investigator and Institution shall be responsible for any breach of this Agreement by its Staff to the extent permitted by applicable law. Investigator and Institution each agree to promptly notify Sponsor in the event of any loss or unauthorized disclosure of any Confidential Information.

SPONSOR NAME	Page 10 of 26	CONFIDENTIAL
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5.5 The foregoing obligation of non-disclosure shall not apply to Confidential Information, including the Sponsor Technology, that Institution or Investigator is able to demonstrate by written evidence:

(a)	was generally known to the public prior to the Effective Date of this Agreement;

(b)	becomes generally known to the public through no unlawful or unauthorized act or omission of Institution or Investigator or any of their Staff, or in violation of this Agreement;

(c)	was independently developed by Institution or Investigator, without reliance upon or reference to Confidential Information as evidence by its written records; or

(d)	was disclosed to Institution or Investigator without restriction by a third party who had the right to make such disclosure.

5.6 If Institution or Investigator is requested to produce any of the Confidential Information pursuant to a legal or governmental proceeding, Institution or Investigator shall give Sponsor adequate prior notice of such requirement and shall use its reasonable efforts to assist Sponsor in objecting to such request. If Institution or Investigator is compelled to disclose any of the Confidential Information pursuant to such legal or governmental proceeding, Institution and Investigator, as applicable, shall use its reasonable efforts to assist Sponsor in obtaining confidential treatment for such disclosed Confidential Information. Any Confidential Information so disclosed shall still be subject to the terms of this Agreement.

5.7 Injunctive Relief. Investigator and Institution acknowledge and agree that any violation of the terms of this Agreement relating to the disclosure or use of Confidential Information, including the Sponsor Technology, may result in irreparable injury and damage to Sponsor not adequately compensable in money damages, and for which Sponsor may have no adequate remedy at law. Investigator and Institution acknowledge and agree, therefore, that if those disclosure terms are violated, Sponsor may seek injunctions, orders, or decrees in order to protect the Confidential Information and the Sponsor Technology.

5.8 Privacy Laws. Institution and Investigator agree to take all reasonable steps to protect the confidentiality of any patient health and medical information that it has access to and comply with all applicable privacy laws, including, but not limited to the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations. Institution and Investigator consent to the sharing of their personal data, as defined under any applicable privacy laws, with Sponsor.

5.9 Existence of Agreement. Investigator and Institution shall not disclose the existence of this Agreement, except to the extent required by academic policies, law or regulation.

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6. Publications

6.1 The Institution and Investigator each understands that if the Study is part of a multi-center study, then any publication by the Institution or the Investigator of the results of the Study conducted at the Institution shall not be made before the first multi-center publication, and of the results of the Study shall be made in conjunction with the presentation of a joint multi-center Publication of the Study results with the investigators from all sites contributing data, analyses, and comments. Sponsor shall also provide the Investigator in any of these events with a copy of the abstract and manuscript for any multi-center Study publication and with an adequate opportunity to review and have input into such abstract and manuscript prior to submission for publication. Principal Investigator shall, in all cases, at his/her sole discretion, have the right to decline to be an author and to have his/her name removed as an author from any multi-center Study publication. The Study results will be disclosed as soon as possible if there are any significant safety findings. Sponsor further certifies that the multicenter Study results will be published/disclosed regardless of whether they support the hypothesis being tested or are contrary to the predicated outcome. Institution may publish the data and Study results individually in accordance with this Article 6 upon first occurrence of one of the following: (1) at such time as the multi-center results of the Study are submitted for publication or posted on publicly accessible websites at the time of publication, (2) notification that a submission of the multi-center results is not planned, or (3) if no multi-center publication is made within eighteen (18) months from completion of the Study for all sites in the Study, then the Institution or Investigator may publish individually in accordance with the requirements of Section 6.2, below.

6.2 Investigator may publish the results of Study, relative to his/her own Study participant(s), only after review by Sponsor. At least forty-five (45) days prior to submitting a manuscript to a publisher or other outside persons (i.e., reviewer(s)) or fifteen (15) days prior to any public abstract presentation, a copy of the abstract or presentation will be provided to Sponsor by the Investigator for review and comment. At the expiration of such forty-five (45) day or fifteen (15) day period, Investigator may proceed with submission for publication provided that any identified Sponsor Confidential Information has been removed; and provided further that if during the review period, Sponsor notifies Institution that it desires to file patent applications on any Inventions (as defined in Article 7 below) disclosed or contained in the manuscript or presentation, Institution will defer publication or other disclosure for a period, not to exceed an additional forty-five (45) days, sufficient to permit Sponsor or its designee to file or have filed any desired patent applications. The Investigator agrees, following a request from Sponsor, to delete any Confidential Information from any publication or presentation. In no event shall the submission of such publication of results be delayed for more than ninety (90) days for manuscripts and for more than sixty (60) days for abstracts from the date such proposed publication was provided to Sponsor; at the end of said ninety (90) or sixty (60) days, the Investigator shall be free to publish such results as proposed.

6.3 Sponsor may use, refer to, and disseminate reprints of scientific, medical, and other published articles relating to the Study, which disclose the name of Investigator and Institution, consistent with U.S. copyright laws.

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7. Intellectual Property

7.1 Sponsor Technology. For purposes of this Agreement, the term “Sponsor Technology” shall mean all data, materials, information, methods or techniques, whether or not patented or patentable, copyrighted or copyrightable, pertaining to the research, development, manufacture, or use of compounds obtained or developed by, or on behalf of, Sponsor. In the performance of this Agreement, Sponsor may disclose Sponsor Technology to Investigator. Sponsor Technology shall remain the confidential and proprietary property of Sponsor. Each of Investigator and Institution agrees that Sponsor is the sole and exclusive owner of the Sponsor Technology, whether or not patented or subject to copyright or patent protection; and that the Sponsor Technology is commercially valuable.

7.2 Patent Rights. It is expressly agreed that neither Sponsor, on the one hand, or Investigator and/or Institution, on the other hand, transfers to the other, by operation of this Agreement, any patent right, copyright or other proprietary right which any such Party owns as of the Effective Date, except as specifically set forth herein.

7.3 Inventions. The ownership of any information, inventions, improvements, new uses, or discoveries (whether patentable, copyrightable, or not), innovations, suggestions, ideas, communications and reports (collectively “Inventions”), conceived, reduced to practice, made or developed by the Institution or Investigator and/or all individuals or entities either employed by or subcontracted by Institution or Investigator, as a result of or relating to the conduct of the Study or Study Drug and/or Study Device, belong to the Sponsor and Institution or Investigator and/or all individuals or entities either employed by or contracted by Institution or Investigator agrees to assign all of their interests therein without compensation from Sponsor or its nominee whenever requested to do so by Sponsor. Institution and Investigator and/or all individuals or entities either employed by or contracted by Investigator or Institution agrees they will execute any and all applications, assignments, or other instruments and live testimony which Sponsor shall deem necessary to apply for and obtain Letter Patent of the United States or of any foreign country or to otherwise protect the Sponsor’s interest therein, and Sponsor shall reimburse Investigator for their time devoted to said activities.

7.4 Further, Investigator and Institution will disclose to Sponsor any and all Inventions conceived, reduced to practice, made or developed by the Investigator or Institution, as a result of conducting the Study. However, if the Investigator obtains ownership of any invention arising from research conducted under the Study, Sponsor shall be granted the first opportunity to acquire an exclusive license for use of the invention based on good faith negotiations between the Institution and Sponsor.

8. Representations and Certifications

8.1 Study Drug. Sponsor makes no representations or warranties, expressed or implied, related to the Study Drug, including without limitation, any warranty or merchantability for fitness for a particular purpose, or non-infringement.

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8.2 Appropriate Training and Licenses. Institution represents that Institution, Investigator and the Staff have, and will maintain throughout the conduct of the Study, all training, information, business, professional and other licenses, approvals, or certifications that are necessary for safely, adequately and lawfully performing the Study. Institution further represents that Investigator and Staff are Institution’s employees and are subject to Institution’s direct control and supervision.

8.3 No Conflicts. Institution and Investigator represent that to the best of their knowledge they are not a Party to any existing agreements that would prevent Institution and Investigator from entering into and performing this Agreement. Institution and Investigator will not enter into any other agreement that is in conflict with their obligations under this Agreement. If Institution is affiliated with a university or other third party, Institution represents that (i) Institution has complied with any and all applicable policies and procedures of such university or other third party pertaining to proposed agreements for services, (ii) to the extent necessary or required, received approval from such university or other third party to enter into this Agreement and be bound by the terms herein, (iii) receipt, generation and use of Confidential Information hereunder will not conflict with any agreement Institution or Investigator has with any university or third party to which Institution or Investigator is employed or affiliated, and (iv) no university or third party shall have any interest or rights in Confidential Information or any Inventions. Institution and Investigator further represent that they are not is currently involved in, nor is aware of, any pending litigation proceedings relating to, respectively, the Institution’s or the Investigator’s role in the conduct of a human clinical trial. Investigator will notify Sponsor promptly of any conflicting obligations or legal impediments that may occur during the term of this Agreement.

8.4 Criminal and Civil Liability. INSTITUTION AND INVESTIGATOR UNDERSTAND AND ACKNOWLEDGE THAT FABRICATION, FALSIFICATION OR ALTERATION BY INSTITUTION, INVESTIGATOR OR ANY STAFF, OF ANY PATIENT DATA OR OTHER INFORMATION PROVIDED BY INSTITUTION OR INVESTIGATOR PURSUANT TO THIS AGREEMENT CAN RESULT IN CRIMINAL ACTIONS AND SANCTIONS AGAINST INSTITUTION AND INVESTIGATOR AND IN EACH SUCH PARTY HAVING CIVIL LIABILITY TO SPONSOR.

8.5 Form 1572 or Investigator Agreement for Medical Device Studies. Investigator certifies and represents that (i) the statements on his/her FDA Form 1572 or Investigator Agreement for medical device studies are true and accurate in all respects, (ii) he/she is trained and qualified to conduct clinical trials within the jurisdiction in which the Investigator shall perform the Study, and (iii) Staff shall be appropriately trained in International Conference on Harmonisation-Good Clinical Practice (“ICH GCP”), the Protocol and the Study procedures.

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8.6 Health Care Provider Payment Tracking. Institution understands and agrees that for purposes of complying with reporting obligations under the Patient Protection and Affordable Care Act of 2010 (together with any regulations and official guidelines promulgated thereunder) and any applicable state reporting requirements, Sponsor may collect, aggregate and report any and all payments made pursuant to this Agreement.

8.7 Business and Financial Disclosure. Investigator and Institution represent and certify that neither they nor any of their Staff are officials, agents, representatives or employees of any government or political party or any international public organization where they may be in positions of official government authority able to use that position to help Sponsor obtain or maintain business or obtain a business advantage. Investigator and Institution further represent and certify that they have not and agree that they shall not make any payment or any offer or promise for payment, either directly or indirectly, of money or other assets, to government or political party officials, officials of international organizations, candidates for public office, or representatives of other businesses or persons acting on behalf of any of the foregoing, for the purpose of influencing decisions or actions or where such payment would constitute violation of any law, including but not limited to applicable anti-bribery/anti-corruption laws.

8.8 Debarment and Disqualification. Institution and Investigator each represents and certify that it/he/she, and each of its Staff, has never been and is not currently:

(i)	an individual who has been debarred by the FDA pursuant to 21 U.S.C. § 335a(a) or (b) from providing services in any capacity to a person that has an approved or pending drug product application (a “Debarred Individual”), or an employer, employee, or partner of a Debarred Individual; or

(ii)	a corporation, partnership, or association that has been debarred by the FDA pursuant to 21 U.S.C. § 335a(a) or (b) from submitting or assisting in the submission of any abbreviated drug application (a “Debarred Entity”), or an employee, partner, shareholder, member, subsidiary, or affiliate of a Debarred Entity.

(iii)	an individual or corporation, partnership, or association that has been barred from participation in a “Federal Health Care Program” (as defined in 42 U.S.C. § 1320a(7b(f)), as amended from time to time or in any other governmental payment program.

Institution and Investigator further represents and certify that it/he/she, and each of its Staff, have not engaged in any conduct or activity which could lead to any of the above-mentioned disqualifications or debarment actions and that it has no notice that FDA or another regulatory authority intends to seek disqualification or debarment. Institution shall notify Sponsor within ten (10) days of any actual or threatened disqualification, debarment or other ban or investigation of the Institution, Investigator or Staff that comes to its attention during the course of the Study and for five (5) years thereafter.

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8.9 Compliance with Laws. Institution and Investigator each represents and warrants that it/he/she, and each of its Staff, will comply with all applicable laws, rules and regulations and guidelines relating to the conduct of clinical investigations, including, without limitation 21 CFR Parts 50, 54, 56 and 312, the IHC GCP and other good clinical and medical practice requirements. .

9. Study Results, Records and Audits

9.1 Use of Study Results. Sponsor shall have the right to use all information resulting from the Study for any and all lawful purposes, subject to Section 9.2. Institution and Investigator shall have the right to use any information, data or results relating to the Study for non-commercial internal research purposes and patient care, and/or in a publication subject to Article 6.

9.2 HIPAA. Institution shall comply in all material respects with all applicable Federal, state and local laws and regulations regarding the privacy of individually identifiable health information (including its collection, use, storage, and disclosure), including, but not limited to, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the regulations promulgated thereunder, as may be amended from time to time. Sponsor agrees to collect, use and disclose identifiable data collected or produced in the Study (“Patient Data”) only for the purpose of the Study and for the purpose of complying with applicable law, provided that all such uses are disclosed in the informed consent form. Sponsor will use all reasonable efforts to protect the privacy and security of Patient Data and will require its business partners to do so also. Sponsor will not contact any Study subjects unless permitted by the informed consent form or otherwise agreed to with Institution. No other provision in this Agreement shall be construed to override the provisions of this paragraph.

9.3 Records. Institution shall maintain all records required to be maintained by all applicable laws and regulations, including, but not limited to, CRFs, safety reports, annual reports and any other documentation or materials related to the Study and Institution’s Study file, which should include all Study-related correspondence. Investigator shall sign statements in each Study participant’s CRF (i) attesting to Investigator’s review of the data; and (ii) that the data constitutes an accurate accounting of the treatment, care, and events surrounding the Study participant’s involvement in the Study. All Study records shall be complete and up to date. Institution will retain all records for the Study produced pursuant to this Agreement for the record retention period mandated by all applicable U.S. laws or FDA regulations. Institution further agrees to permit Sponsor to ensure that the records are retained for a longer period if necessary, at Sponsor expense, under an arrangement that protects the confidentiality of the records (e.g., secure off-site storage). At Sponsor’s request, Institution will deliver copies of such records to Sponsor at Sponsor’s cost. Institution shall promptly notify Sponsor of any accidental loss or destruction of Study records. Notwithstanding anything herein, Institution and Investigator shall not destroy any Study material, information, data or records without the prior written consent by Sponsor. Institution will contact Sponsor in writing at least sixty (60) days before the planned destruction of any Study records. If Institution receives no written response within sixty (60) days of sending notice to Sponsor of Institution’s desire to destroy the records, then Institution may proceed as desired.

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9.4 Study Documents. Institution will prepare, maintain and retain complete, current, accurate, attributable, organized and legible copies of source documents, CRFs, regulatory documents and other Study documents as required by the Protocol and ICH GCP, to the extent such guidelines have been incorporated into FDA regulations as binding law.

9.5 Inspection by Sponsor. During the term of this Agreement and at no cost to Sponsor, Investigator and Institution will permit Sponsor and Sponsor’s representatives to examine or audit the research performed hereunder, the use of Sponsor’s funds, the facilities systems and equipment at or with which the research is conducted and records related to such research, upon reasonable advance notice during regular business hours to determine that the Study is being conducted in accordance with the agreed requirements and that the facilities are adequate. If records pertaining to the Study are kept electronically, Institution and Investigator shall provide Sponsor’s representatives access to such systems for monitoring and auditing purposes. Institution shall make Investigator and other appropriate Staff available to Sponsor’s representatives to discuss such records and reports and to resolve any questions relating to such records and reports. At the request of Sponsor or its designee, Institution and Investigator shall correct any errors or omissions in such records and reports.

9.6 Inspection by Regulatory Authority. Investigator and Institution shall notify Sponsor promptly by telephone or facsimile if the FDA or other duly authorized authority requests permission to or does inspect Investigator’s or Institution’s facilities or research records during the term of this Agreement and will, to the extent allowed by law, provide in writing to Sponsor copies of all materials, correspondence, statements, forms, and records which Investigator or Institution receives, obtains or generates pursuant to any such inspection. Institution and Investigator, to the extent allowed by law, shall allow Sponsor to be present with any such inspection.

10. Indemnification

10.1 Sponsor will defend, indemnify and hold harmless the Investigator, Institution and its Staff, and Institution’s trustees, officers, employees, and agents and their respective successors, heirs and assigns (collectively, the “Institution Indemnitees”) from and against all claims, demands, actions, suits and proceedings (“Claims”) that may be brought or instituted against any Institution Indemnitee by a third party, and all judgments, damages, losses, liabilities, costs and expenses incurred by any of the Institution Indemnitees resulting therefrom, by reason of (a) any side effect, adverse reaction, illness, or personal injury (including death) to any person as a result of his or her participation in the Study, or damage to property which directly result from the performance of the Study in accordance with the Protocol, or (b) Sponsor’s use of any Study data, or (c) or a breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorized disclosure, or access to personal data, each except to the extent that such Claims arise out of or result from (i) the negligence, recklessness, criminal act or willful misconduct of any Institution Indemnitee, (ii) any failure by an Institution Indemnitee to use the Study Drug and conduct the Study in accordance with the Protocol, other written information, instructions or warnings furnished by Sponsor, and all applicable laws, rules or regulations (provided, however that emergency medical care shall not be deemed a violation of the Protocol), or (iii) any other breach of the Agreement by any Institution Indemnitee.

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10.2 Institution shall be responsible for its negligent acts or omissions and the negligent acts or omissions of its employees, officers, or directors in the performance of the Study, to the extent allowed by law.

10.3 Indemnification Process. An Institution Indemnitee shall promptly notify the indemnifying Sponsor in writing upon receipt of notice of any Claim, but in no event later than ten (10) days after such receipt, and must permit Sponsor’s attorneys and personnel, at Sponsor’s discretion and cost, to handle and control the defense of such Claim, provided, however, that failure to provide such notice shall not relieve Sponsor of its indemnification obligations except to the extent that the Sponsor’s ability to defend such Claim is materially, adversely affected by such failure. Sponsor shall not make any settlement admitting fault or incur any liability on the part of the Institution Indemnitees without Institution Indemnitees’ prior written consent, such consent not to be unreasonably withheld or delayed. The Institution Indemnitees shall cooperate with Sponsor in all reasonable respects regarding the defense of any such Claim, at Sponsor’s expense. The Institution Indemnitees shall be entitled to retain counsel of its choice at its own expense. In the event a Claim falls under this indemnification clause, in no event shall either party compromise, settle or otherwise admit any liability with respect to any Claim without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed.

EXCEPT FOR (I) A PARTY’S INTENTIONAL MISCONDUCT, OR (II) THE OBLIGATIONS TO INDEMNIFY PURSUANT TO THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE FOR SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF THE SAME.

10.4 Subject Injury. The Sponsor shall reimburse Institution (or otherwise pay for) for reasonable and necessary medical expenses incurred by Study participants for any medical care, including hospitalization, in the treatment of side effect, adverse reactions, illness or injury arising directly from procedures required under the Protocol and/or the Study Drug following administration in connection with the Protocol, to the extent such expenses (i) are not covered by the Study participant’s medical or hospital insurance coverage or other third party coverage, (ii) are not the result of the negligence or intentional misconduct of any Staff or Investigator or Institution, (iii) are not the result of a deviation from the Protocol, or other written instructions consistent with the Protocol provided to Institution, provided, however that emergency medical care shall not be deemed a violation of the Protocol. The Parties agree that natural progression of an underlying pre-existing condition does not constitute such an adverse reaction. Alleged lack of efficacy of the Study drug and/or Study Device and/or any consequences resulting therefrom shall not constitute an adverse reaction. Sponsor will not provide compensation or reimbursement for any other injury-related costs or expenses, such as lost wages, pain and suffering compensation, or any other consequential or indirect damages.

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11. Insurance

11.1 Institution certifies and represents that it possesses and shall carry at its own expense from a reputable insurance company, comprehensive general liability insurance and/or policies of self-insurance with limits of not less than $1,000,000 per occurrence and $3,000,000 annual aggregate for each Investigator performing research under this Agreement, and professional malpractice insurance (or similar errors and omissions insurance) with limits of not less than $1,000,000 per occurrence and $3,000,000 annual aggregate. Institution’s insurance covers the Study, and specifically covers the actions of the Investigator, any sub-investigators and other Study personnel, and is not materially encumbered by existing claims. In addition, Institution shall secure and maintain in full force and effect workers’ compensation insurance in the amount required by the laws of the state in which Institution is located. Institution shall maintain all such coverage for the duration of this Agreement and for five (5) years thereafter. Upon request, Institution shall furnish to Sponsor a certificate indicating that such insurance is in force, which shall indicate any deductible and/or self-insured retention. Institution shall provide Sponsor with at least thirty (30) days prior written notice of cancellation or any material change in the policy or policies of insurance required.

11.2 Sponsor warrants and represents that it possesses and shall carry at its own expense from a reputable insurance company, products liability insurance (with clinical trials coverage) with limits of not less than Three Million Dollars ($3,000,000) per occurrence and Five Million Dollars ($5,000,000) annual aggregate for each Investigator performing services under this Agreement, and professional malpractice insurance (or similar errors and omissions insurance) with limits of not less than $1,000,000 per occurrence and $3,000,000 annual aggregate. Institution shall maintain all such coverage for the duration of this Agreement and for five (5) years thereafter. Upon request, Sponsor shall furnish to Sponsor a certificate indicating that such insurance is in force, which shall indicate any deductible and/or self-insured retention. Sponsor shall provide Institution with at least thirty (30) days prior written notice of cancellation or any material change in the policy or policies of insurance required.

12. Miscellaneous

12.1 Publicity. No Party to this Agreement shall use the name, trade name, service names, trademarks or service marks of any other Party in connection with any press release, advertising or promotion of any product or service without the prior written permission of such Party except as required by law or regulation.

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12.2 Independent Contractors. Each Party to this Agreement shall act as an independent contractor and shall not be construed for any purpose as the partner, agent, employee, servant, or representative of the other Parties. Accordingly, the employee(s) of one Party shall not be considered to be employee(s) of any other Parties, and no Party shall enter into any contract or agreement with a third party which purports to obligate or bind the Party to this Agreement. Sponsor shall not be responsible for any employee benefits, pensions, workers’ compensation, withholding, or employment-related taxes as to the Institution or the Investigator or any of their employees or agents.

12.3 Complete Agreement, Amendment. The Parties agree that this Agreement, including the Appendices hereto, constitutes the sole, full, and complete Agreement by and between the Parties and supersedes all other written and oral agreements and representations between the Parties with respect to the subject matter herein. In the event of a conflict between the Protocol and this Agreement, the terms of the Agreement will govern; provided, however, that in the case of any such conflict relating to clinical matters, the terms of the Protocol shall prevail. No amendments, changes, additions, deletions, or modifications to or of this Agreement shall be valid unless reduced to writing and signed by the Parties.

12.4 Notices. Any notices or communications concerning this Agreement should be in writing and shall be deemed to have been given upon receipt, and shall be either by U.S. Mail postage prepaid, or overnight bonded courier to the following:

To Sponsor:	60 Degrees Pharmaceuticals, Inc
1025 Connecticut Ave NW, Suite 1000
Washington DC, 20036
Attn: #############
Email: #############@60degreespharma.com
Phone: #############

To CRO:	#############
Chief Operating Officer
Fast-Track Drugs & Biologics, LLC
20010 Fisher Avenue, Suite G
Poolesville, MD, 20837
Phone: #############
Fax: #############
Email: #############@fasttrackresearch.com

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To Institution:	Tufts Medical Center, Inc.
Attn: Research Administration
800 Washington Street, Tufts MC Box 817
Boston, MA 02111
Phone: 617-636-2892

To Investigator:	Tufts Medical Center, Inc.
ATTN: #############
800 Washington Street
Boston, MA 02111
Phone: #############

12.5 Binding Effect and Survival. This Agreement shall be binding upon the Parties, their legal representatives, successors, and assigns. The obligations of the Parties contained in Articles 2, 3, 5, 6, 7, 10, 11 and 12 shall survive the termination or expiration of this Agreement.

12.6 Waiver. Failure to insist upon compliance with any of the terms and conditions of this Agreement shall not constitute a general waiver or relinquishment of any such terms or conditions, and the same shall remain at all times in full force and effect.

12.7 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining terms and provisions shall not be affected or impaired thereby and the Parties will attempt to agree upon a valid, legal and enforceable provision that is a reasonable substitute therefore, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

12.8 Assignment. It is expressly understood by the Parties hereto that Investigator and Institution may not assign, delegate, subcontract or transfer any of its rights or obligations under this Agreement to any Party without the express prior written consent of Sponsor.

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12.9 Force Majeure. No Party shall be responsible to the others for any delay in the performance of, or failure to perform, this Agreement where such delay or failure is caused by circumstances beyond the reasonable control of the affected Party including, without limitation, strikes, lockouts or any other labor disruptions, war, civil commotion, natural disaster, pandemics or epidemics, or acts of God. In the event of any such delay or failure in performance, the affected party shall be granted an extension of time for performance that is equitable in light of the cause of the delay.

12.10 Effective Upon Execution; Authority. This Agreement shall not be considered accepted, approved, or otherwise effective until signed below by the appropriate Parties. Each of the Parties hereto represents and warrants that the person signing below on such Party’s behalf has the authority to enter into this Agreement.

12.11 Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of the Parties. This Agreement may be executed by wet ink or authenticated electronic signature and exchanged by facsimile or electronically via PDF copies, and in two or more counterparts, each of which will be deemed an original document, and all of which, together with this writing, will be deemed one instrument.

12.12 Heading. Headings used in this Agreement are for reference purposes only and shall not be used to be duly executed this Agreement as of the Effective Date above.

(Signature Page Follows)

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IN TESTIMONY WHEREOF, Sponsor, Institution and Investigator have caused this Agreement to be executed as of the Effective Date.

For Sponsor:		For Institution:

60 DEGREES PHARMACEUTICALS INC		TUFTS MEDICINE, INC.

By:	/s/ #############	By:	/s/ #############
Name:	#############	Name:	#############
Title:	#############	Title:	#############

Date:	5/29/2024	Date:	5/29/2024

READ AND ACKNOWLEDGED:

INVESTIGATOR

By:	/s/ #############
Name:	#############

Date:	5/29/2024

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LIST OF APPENDICES

Appendix I: Payment Schedule

Appendix II: Budget

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APPENDIX I – PAYMENT SCHEDULE

(See attached.)

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APPENDIX II – BUDGET

(See attached.)

[*]

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